Exhibit 4.5

Private and Confidential	Execution Version

Dated 7 December 2007

PBL ASIA LIMITED

MELCO PBL INVESTMENTS LIMITED

HO, LAWRENCE YAU LUNG

and

MELCO PBL GAMING (MACAU) LIMITED

TERMINATION AGREEMENT

relating to the Shareholders’ Agreement

dated 15 December 2006

THIS AGREEMENT is made the 7 day of Dec 2007

BETWEEN:-

(1)	PBL Asia Limited, an exempted company incorporated under the laws of the Cayman Islands whose registered office is situated at Walker House, Mary Street. P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands;

(2)	Melco PBL Investments Limited, a company incorporated under the laws of the Cayman Islands with company number 168835, whose registered office is situated at Walker House, Mary Street. P.O. Box 908GT, George Town, Grand Cayman, Cayman Islands;

(3)

Ho, Lawrence Yau Lung, married, of Canadian nationality, holder of Macau Permanent Resident Identification Card number 1375209 (2), issued on 28 October 2003 by the Macau Identification Bureau, with address in Macau at Avenida Xiang Xing Hai, Edificio Zhu Kuan, 19th floor; and

(each a “Shareholder” and together the “Shareholders”)

(4)

Melco PBL Gaming (Macau) Limited, a company incorporated under the laws of Macau SAR with company number 24325, whose registered office is situated at Avenida Dr Mario Soares No. 25 Edificio Montepio 1[n], Comp. 13, Macau SAR (the “Company”).

WHEREAS:-

(A)	The Shareholders and the Company have entered into a shareholders’ agreement dated 15 December 2006 (the “Shareholders’ Agreement”) in relation to the Company .

(B)	The Shareholders and the Company have agreed to terminate and to release the obligations and liabilities owing to them pursuant to the Shareholders Agreement on the terms and conditions set out herein.

IT IS AGREED as follows:-

1.	DEFINITIONS AND CONSTRUCTION

1.1	Interpretation

Words and expressions defined in the Shareholders Agreement shall, unless otherwise defined in this Agreement, or the context otherwise requires, have the same meanings when used in this Agreement.

1.2	Clause headings and the table of contents are for ease of reference only.

1.3	In this Agreement, unless the context otherwise requires:-

(a)	references to Clauses and Schedules are references to the clauses of, and schedules to, this Agreement;

(b)	reference in a Clause to a sub-clause is a reference to a sub-clause of that Clause;

(c)	a reference to any agreement is to that agreement as it may be amended or varied by the parties thereto from time to time;

(d)	the singular includes the plural; and

(e)	references to any person include references to their respective successors in title and permitted assigns.

2.	TERMINATION OF THE SHAREHOLDERS’ AGREEMENT

2.1	With effect from the date hereof, the obligations of each of the Shareholders under, in relation to or in respect of the Shareholders Agreement shall terminate and shall be of no force and effect and no party thereto shall have any further rights or claims against, or obligations to, the other in respect thereof and their respective liabilities and obligations shall be irrevocably and unconditionally released.

2.2	The Company hereby confirms and agrees with the termination of the Shareholders Agreement with effect from the date hereof.

3.	MISCELLANEOUS

3.1	This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.

3.2	Any amendments or waiver of any provision of this Agreement shall only be effective if made in writing and signed by all parties hereto.

3.3	This Agreement constitutes the entire agreement between the parties hereto about its subject matter and any previous arrangements, understandings and negotiations on that subject are of no effect.

3.4	If any provision of this Agreement is prohibited or unenforceable in any jurisdiction such prohibition or unenforceability shall not invalidate the remaining provisions hereof or affect the validity or enforceability of such provision in any other jurisdiction.

3.5	This Agreement is governed by and construed in accordance with the laws of the Macau S.A.R. and all parties hereto irrevocably agrees that the courts of

Macau S.A.R. are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that accordingly, any legal action or proceedings arising out of or in connection with this Agreement may be brought in those courts and all parties hereto irrevocably submits to the non-exclusive jurisdiction of those courts.

IN WITNESS whereof this Agreement has been executed by the parties hereto on the day and year first above written.

SIGNATURE PAGE

PBL ASIA LIMITED

Authorised representative

MELCO PBL INVESTMENTS LIMITED

Authorised representative

HO, LAWRENCE YAU LUNG

MELCO PBL GAMING (MACAU) LIMITED

Authorised representative